                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                           (Amendment No. __________)*

                        Reinsurance Group of America Inc.
                        ---------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    75935120
                                    --------
                                 (CUSIP Number)

                                  June 30, 1998
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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_______________________                                  _______________________

CUSIP No.  75935120                   13G                Page  2 of   4  Pages
_______________________                                  _______________________

______ _________________________________________________________________________
    1 | NAME OF  REPORTING  PERSON
      | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      |
      | Warburg Pincus Asset Management, Inc.                    13-2673503
______|_________________________________________________________________________
    2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      | (SEE INSTRUCTIONS)
      |                                                          (a) [ ]
      |
      |                                                          (b) [ ]
      | Not applicable
      |
______|_________________________________________________________________________
    3 | SEC USE ONLY
      |
      |
______|_________________________________________________________________________
    4 | CITIZENSHIP OR PLACE OF ORGANIZATION
      |
      | Delaware
      |
______|_________________________________________________________________________
              |    5 | SOLE VOTING POWER
              |      |
              |      | 610,000
              |      |
              |______|__________________________________________________________
   NUMBER OF  |    6 | SHARED VOTING POWER
    SHARES    |      |
 BENEFICIALLY |      | 111,400
   OWNED BY   |      |
     EACH     |______|__________________________________________________________
   REPORTING  |    7 | SOLE DISPOSITIVE POWER
    PERSON    |      |
     WITH     |      | 721,400
              |      |
              |______|__________________________________________________________
              |    8 | SHARED DISPOSITIVE POWER
              |      |
              |      | 0
              |      |
______ _________________________________________________________________________
    9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      |
      | 721,400
      |
______|_________________________________________________________________________
   10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      | CERTAIN SHARES (SEE INSTRUCTIONS)
      |
______|_________________________________________________________________________
   11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      |
      | 16.78%
      |
______|_________________________________________________________________________
   12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      | IA
      |
______|_________________________________________________________________________



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

Item 1(a):           Name of Issuer:
---------            --------------

                     Reinsurance Group of America Inc.

Item 1(b):           Address of Issuer's Principal Executive Offices:
---------            -----------------------------------------------

                     P.O. Box 14701
                     St. Louis, MO  63178

Item 2(a):           Name of Person Filing
---------            ---------------------

                     Warburg Pincus Asset Management, Inc.

Item 2(b):           Address of Principal Business Office:
---------            ------------------------------------

                     466 Lexington Avenue, New York, New York 10017

Item 2(c):           Citizenship:
---------            -----------

                     Delaware

Item 2(d):           Title of Class of Securities:
---------            ----------------------------

                     Common Stock

Item 2(e):           CUSIP Number:
--------             ------------

                     75935120

Item 3:              If the reporting person is an investment adviser
------               in accordance with
                     ss. 240.13d-1(b)(1)(ii)(E), check this box.  [X]

Item 4:              Ownership:
------               ---------

                     (a)  Amount beneficially owned: 721,400.

                     (b)  Percent of class: 16.78%.

                     (c)  Number of shares as to which the person has:

                          (i)    Sole  power  to  vote  or to  direct  the  vote
                                 610,000.

                          (ii)   Shared  power  to vote or to  direct  the  vote
                                 111,400.

                          (iii)  Sole   power  to   dispose  or  to  direct  the
                                 disposition of 721,400.

                          (iv) Shared power to dispose or to direct the disposition of 0.


Item 5:              Ownership of Five Percent or Less of a Class:
------               Not Applicable
                     --------------------------------------------


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


Item 6:              Ownership of More than Five Percent on Behalf of Another
------               Person:
                     --------------------------------------------------------

                     Warburg  Pincus  Asset  Management,  Inc.  ("WPAM")  is  an
                     Investment   Adviser  registered  with  the  United  States
                     Securities   and  Exchange   Commission.   WPAM  serves  as
                     investment  adviser  to  many  accounts  including  various registered investment  companies.  The securities which are the  subject of this  report are owned by our  accounts.  A registered  investment  company may own more than 5% of the securities, however, no individual or institutional account does. In this report no registered investment company owned more than 5%.


Item 7:              Identification and Classification of the
                     Subsidiary Which Acquired the Security Being
                     Reported on By the Parent Holding Company:
                     --------------------------------------------

                     Not Applicable.

Item 8:              Identification and Classification of
                     Members of the Group:
------               ------------------------------------

                     Not Applicable.

Item 9:              Notice of Dissolution of Group:
------               ------------------------------

                     Not Applicable.

Item 10:             Certification:
-------              -------------

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   July 6,  1998




                                                     By:/s/ Linda S. Iovan
                                                        ------------------
                                                        Name:  Linda S. Iovan
                                                        Title: Vice President



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